Exhibit 10.(p)

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

On April 23, 2009, the Compensation & Organization Committee of the Board of Directors approved annual base salaries reflecting a 20.6% salary reduction for Mr. Surma and 10% salary reductions for the other named executive officers. The salary reductions were announced on April 27, 2009, and became effective on July 1, 2009. On January 25, 2010, the Compensation & Organization Committee approved a revised base salary for Mr. Garraux based on his assumption of additional duties in connection with a reduction to the number of executives in 2009. As of the date of this filing, the base salaries for our named executive officers are as follows:

J. P. Surma	$1,000,000
J. H. Goodish	$675,000
G. R. Haggerty	$526,500
J. D. Garraux	$475,000
D. H. Lohr	$418,500

The named executive officers listed above are also provided the following perquisites: limited personal use of corporate aircraft and automobiles; lunch service supplement; club memberships; financial planning and tax preparation services; annual physical examinations; a parking supplement; personal use of corporate properties; tickets to entertainment and sporting events; and, in the case of executives on foreign assignment, the services of a driver as well as security, housing and utility benefits.